UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2008

NorthWestern Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Information.

On May 23, NorthWestern Corporation (NYSE: NWE) (the “Company”) announced that it plans to initiate a share buyback program for approximately 3.1 million shares, which is equal to the number of shares in the disputed claims reserve (“DCR”) established under the Company’s Plan of Reorganization that was confirmed by the bankruptcy court on October 19, 2004. The amount of shares to be purchased represents approximately 8% of the shares currently outstanding. The Company plans to seek authorization from the bankruptcy court to purchase the remaining shares in the DCR. Subsequent distributions from the DCR would then be made in cash. If the Company is unable to purchase the shares from the DCR, then shares may be purchased from time to time through open market transactions or privately negotiated transactions, at the Company’s discretion. The actual number and timing of share purchases will be subject to market conditions, restrictions related to price, volume, timing, and applicable Securities and Exchange Commission rules.

Also on May 23, the Company announced that, at its annual meeting of stockholders held on May 21, 2008, the seven members of the Board had been re-elected to a one-year term and the Company’s independent registered public accounting firm was ratified for the year ending December 31, 2008.

Also, on May 23, 2008, the Company announced that its Board of Directors (the “Board”) declared a regular quarterly dividend of 33 cents per share of common stock payable on June 30, 2008, to common stockholders of record as of June 15, 2008.

The press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information provided in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Press Release dated May 23, 2008

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Miggie E. Cramblit
Miggie E. Cramblit
Vice President, General Counsel and Corporate Secretary

Date: May 23, 2008

Index to Exhibits

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Press Release dated May 23, 2008

* filed herewith